Exhibit 10.1

CONFIDENTIAL TREATMENT

AGREEMENT

This Agreement, dated as of July 30, 2001, (the “Effective Date”) is by and, between Albany Molecular Research, Inc., a Delaware corporation, located at 21 Corporate Circle, P.O. Box 15098, Albany, New York 15098 (“AMRI”), and CUBIST Pharmaceuticals, Inc., a Delaware corporation with a place of business at 24 Emily Street, Cambridge, Massachusetts 02139 (“CUBIST”).

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

SECTION 1. - Definitions.

The terms used in this Agreement have the following meaning:

1.1                                 “Affiliate” with respect to any Party, shall mean any Person whether de jure or de facto, controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction of the voting securities or other ownership interest of a Person).

1.2                                 “AMRI Background Patents” means claims of any and all patents and patent applications anywhere in the world that are owned by AMRI as of the Effective Date and that claim a [*] that was used by AMRI in producing AMRI Derivatives pursuant to the Research Program.

1.3                                 “AMRI Derivative” means (i) a compound(s) prepared by AMRI pursuant to the Research Program and that is either a derivative of [*] created utilizing [*] or biocatalysis technology developed or practiced by AMRI, or a derivative of any such derivative created utilizing [*] or biocatalysis technology developed or practiced by AMRI, and/or (ii) compound(s) prepared by CUBIST or its Affiliates or Sublicensees that are [*] in (i).

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1.4                                 “AMRI Process Technology” means the data, know-how and information that is required to produce [*] used by AMRI in the Research Program, whether patented or not.

1.5                                 “Biocatalytic process” means biocatalytic procedure or biocatalysis used by AMRI to prepare derivatives of [*] and, without limitation, any process or procedure using [*] under this Agreement.

1.6                                 “Combination Product” shall mean a CUBIST Product that includes an AMRI Derivative or a CUBIST Derivative and one or more additional active agents.

1.7                                 “CUBIST Derivative” means a compound prepared by CUBIST or its Affiliates or Sublicensees or any of their agents, consultants or collaborators that is directly based upon or directly derived from an AMRI Derivative.

1.8                                 “CUBIST Product” means either an

(a)                                  “AMRI Derivative Product” which is a product (i) the making, using, selling, offering for sale, or import of which would, but for the licenses granted herein, infringe a valid claim of a Research Patent or (ii) that includes an AMRI Derivative; or

(b)                                 “CUBIST Derivative Product” which is a product containing a CUBIST Derivative.

1.9                                 “FDA” means the United States Food and Drug Administration, or the successor thereto.

1.10                           “FTE” means a full time equivalent person year of scientific or technical work, working forty hours per week for at least 48 weeks.

1.11                           “First Commercial Sale” means, with respect to any CUBIST Product in a country of the Territory, the first sale of a CUBIST Product by CUBIST, its Affiliates, distributors or Sublicensees to a Third Party, in such country anywhere in the Territory, after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. “First Commercial Sale” shall not include the sale of any CUBIST Product for use in clinical trials or for compassionate use prior to the grant of regulatory approval.

1.12                           “IND” shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, or the equivalent application in other countries or regulatory jurisdictions.

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1.13                           “Major Markets” means the United States, Japan, United Kingdom, Germany, Italy, Spain and France.

1.14                           “Net Sales” means, with respect to any CUBIST Product, the gross amount received by CUBIST, its Affiliates, Sublicensees, distributors or co-marketers for sale of CUBIST Product to an independent Third Party in a bona fide arms length transaction less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, shipping, insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, or defects of such CUBIST Product, outdated or returned CUBIST Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale and except for excise taxes, only to the extent that such items are separately identified in such invoice. If a CUBIST Product is a Combination Product, then Net Sales shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the AMRI Derivative or CUBIST Derivative if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the AMRI Derivative or CUBIST Derivative if sold separately, and C is the invoice price of the combination product.

1.15                           “Party” means AMRI or CUBIST and, when used in the plural, means AMRI and CUBIST.

1.16                           “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.17                           “Research Patents” means any and all patents or patent applications that are invented by an employee(s) of AMRI pursuant to the Research Program (alone or jointly with an employee of CUBIST) and claim AMRI Process Technology, AMRI Derivatives, or the use thereof.

1.18                           “Research Plans” means the plans for Stage I Research and Stage II Research attached as Appendix A.

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1.19                           “Research Program” means research performed by the Parties pursuant to the Research Plans.

1.20                           “Royalty Term” means, with respect to each CUBIST Product in each country in the Territory the period of time commencing on the Effective Date in such country and ending on the later of (i) ten (10) years from the date of the First Commercial Sale of such CUBIST Product in such country, or (ii) the date on which the CUBIST Product in the country where manufactured, used, sold or offered for sale no longer infringes (a) a Valid Claim of a Research Patent or (b) a Valid Claim of an AMRI Background Patent but for the licenses granted herein.

1.21.                        “Stage I Research Plan” means the stage I research as described in the plan attached as Appendix A and any amendment thereto agreed to in writing by the Parties.

1.22                           “Stage II Research Plan” means the stage II research as described in the plan attached as Appendix A and any amendment thereto agreed to in writing by the Parties.

1.23                           “Sublicensee” shall mean a Third Party to which CUBIST has granted a license and/or sub-sublicense rights under the licenses granted to CUBIST hereunder.

1.24                           “Third Party” means any Person who or which is neither a Party nor, with respect to a Party, an Affiliate of that Party.

1.25                           “Valid Claim” means (i) any claim of a pending patent application which has not been pending for more than [*] and/or (ii) any claim of an unexpired patent which has not been held unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.                                       RESEARCH PROGRAM

2.1                                 Steering Committee. Within [*] after the Effective Date, the Parties shall form a Steering Committee for the Research Program. The Steering Committee shall consist of [*] representatives of each Party and shall be responsible for ensuring that the research plan is consistent with the goals and objectives of the Research Program. The operation and authority of the Steering Committee shall be as follows:

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(a)                                  Research Program.  The Steering Committee shall have general authority over [*] and [*] of the Research Program. The Steering Committee shall periodically review the Research Program from a strategic perspective and make changes as it deems necessary to accomplish the purpose of the overall Research Program.

(b)                                 Review of Activities. The Steering Committee shall periodically review the results of the Research Program to ensure, to the extent reasonably practical, that the Parties are meeting their commitments for both human and financial support for the fulfillment of all contractual obligations between the Parties.

(c)                                  Representation. AMRI and CUBIST shall each appoint a minimum of [*] representatives to serve on the Steering Committee. The representatives of a Party may be changed from time to time at the discretion of that Party upon written notification by the Party making such change to the other.

(d)                                 Meetings. The Steering Committee shall meet from time to time as determined by the Steering Committee members. It is expected that the Steering Committee shall meet in person at least [*] in each calendar year. The location of Steering Committee meetings shall alternate between AMRI’s and CUBIST’s offices unless otherwise agreed by the Parties, with the first meeting being held at a CUBIST office. Consultants and non-representative employees of the Parties may attend meetings of the Steering Committee as required to further the Research Program. Minutes of all meetings setting forth decisions of the Steering Committee relative to the Research Program will be prepared and circulated by the Party hosting the meeting within [*] of such meeting. Such minutes will become official when agreed to by all members of the Steering Committee. Each Party will bear all expenses associated with attendance of its employees and consultants at such meetings. If the Steering Committee members all agree, a meeting may be held by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. A quorum for a meeting shall require [*] of AMRI and [*] of CUBIST.

(e)                                  Decisions. CUBIST will define the goals and objectives of the program, and shall have the right to change the goals and objectives at any time during the tern of this Agreement, provided such changes are put in writing and provided to the Steering Committee. The Steering Committee shall make decisions about the ways to technically achieve such goals and objectives, preferably by a unanimous vote, with the representatives of each Party having one collective vote. If a dispute arises, it shall be referred to the

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[*] of AMRI (or successor position), and the [*] of CUBIST (or successor position) for further discussion and resolution. These individuals shall, as soon as practicable, attempt in good faith to resolve the dispute and, thereby, make the decision on behalf of the Steering Committee. These individuals may obtain the advice of other employees as they deem necessary or advisable in order to make the decision. If such dispute is not resolved within [*] days after it has been referred to such persons for resolution, the dispute shall be referred to CUBIST’s [*] (or the applicable successor thereof), who shall make the final decision regarding such dispute in good faith.

2.2                                 AMRI shall perform research in accordance with the Stage I Research Plan. The research for the Stage I Research Plan shall be performed over a [*] period at a total cost of not more than [*], which shall be paid in [*] equal [*] installments, provided Stage 1 is not terminated prior to the completion of the [*] period. The [*] installment shall be paid within [*] days of the Effective Date, and each subsequent [*] installment shall be paid within [*] days of the previous [*] installment.

2.3                                 If the results of the Stage I Research are successful as determined by CUBIST, and CUBIST desires to proceed to Stage II, CUBIST shall select one or more AMRI Derivatives for research pursuant to the Stage II Research Plan.

2.4                                 Subject to CUBIST’S desire to proceed under Section 2.3, AMRI shall perform research in accordance with the Stage II Research Plan for a period not to exceed [*]. CUBIST shall pay AMRI [*] dollars [*] for [*] TE’s [*] for the Stage II Research, plus the cost of materials to the extent that CUBIST has provided prior authorization for such costs. CUBIST shall pay the first [*] payment to AMRI for the Stage II Research within [*] days after commencement of the Stage II Research, and shall make each of the subsequent payments on a [*] basis thereafter. CUBIST shall pay AMRI for the cost of materials within [*] days of receipt of an invoice therefor. The parties anticipate that AMRI shall provide to CUBIST approximately [*] mgs of each of [*] AMRI Derivatives having at least [*] purity within [*] of the initiation of Stage II, and it is expressly understood that the achievement thereof is not an obligation or requirement of this Agreement

2.5                                 CUBIST shall screen for biological activity of AMRI Derivatives provided by AMRI to CUBIST and CUBIST shall report all results of all such screening to AMRI.

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3.                                       SUPPLY OF SELECTED AMRI DERIVATIVES

3.1                                 (a)                                  With respect to supply of AMRI Derivatives for [*], CUBIST agrees that AMRI shall have the sole and exclusive right of first negotiation, for a period of [*] days, to negotiate with CUBIST the terms and conditions of an agreement by which AMRI will supply to CUBIST CUBIST’s requirements for AMRI Derivatives for such purposes. Either Party can initiate such [*] period by written notice to the other Party, provided such written notice is given no earlier than the time that CUBIST notifies AMRI in writing which AMRI Derivative CUBIST has selected for [*] (the “Selected AMRI Derivative”). Upon receipt of written notice to initiate the negotiation period, the Parties shall negotiate in good faith the terms and conditions of a supply agreement for a period of [*].

(b)                                 If the Parties fail to reach agreement in such period, CUBIST shall have the right to supply or have supplied by a Third Party the Selected AMRI Derivative.  CUBIST will have the right to produce or have produced the Selected AMRI Derivative by use of [*] Processes, and/or AMRI’s proprietary synthesis technology that exists at such time. In no event shall AMRI have the right to provide or license such AMRI Derivatives to any Third Party.

4.                                       GRANT OF LICENSES AND ASSIGNMENT

4.1                                 License.

(a)   AMRI hereby grants to CUBIST and its Affiliates a worldwide, exclusive, royalty-bearing license with the right to grant sublicenses in accordance with the terms of this Agreement, under AMRI’s interest in Research Patents, AMRI Process Technology and AMRI Background Patents to develop, register, use, make, have made, import, export, offer to sell, and sell CUBIST Products.

(b)                                 CUBIST agrees that it will use AMRI Process Technology, Research Patents and AMRI Background Patents only for CUBIST PRODUCTS as licensed under this Agreement, only as long as licensed under this Agreement and in each case in accordance with the terms and conditions of this Agreement.

4.2                                 Sublicensing by CUBIST.

(a)                                  CUBIST shall have the right to grant sublicenses to a Third Party under the licenses granted pursuant to Section 4.1 provided that (i) such sublicense does not substantively alter AMRI’s rights or CUBIST’s obligations to AMRI hereunder, and (ii) each Sublicensee agrees

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in writing to comply with Sections 8.3, 8.4, 10, 11.1(b), 11.2 and 11.3 of this Agreement,

(b)                                 Any sublicense granted by CUBIST to a Third Party shall include a provision prohibiting further sublicenses and a provision terminating the sublicense in the event that the license from AMRI to CUBIST is terminated.

4.3                                 No right or license is granted to CUBIST hereunder except as expressly granted under Section 4.1.

5.                                       DEVELOPMENT AND COMMERCIALIZATION.

5.1                                 Development Efforts by CUBIST.

(a)                                  CUBIST will use reasonable efforts consistent with the efforts exerted by CUBIST in pursuing the development and commercialization of its other products of similar stage, technical challenge and economic potential, at its own expense, to develop and commercialize [*] CUBIST Product in a Major Market. In the event that CUBIST is not interested in pursuing development and/or commercialization of a AMRI Derivative Product in any country or countries, CUBIST shall promptly notify AMRI, and [*]. Notwithstanding the foregoing, in no event is CUBIST obligated to grant such rights.

5.2                                 Reporting.

Within [*] days after the end of each calendar year, CUBIST shall provide to AMRI an annual project status report (including the status of regulatory approvals) of the development, and registration of each AMRI Derivative Product. All such reports by CUBIST shall be treated as Confidential Information of CUBIST and shall be subject to the restrictions imposed under Section 11.2. Within [*] days after the end of each calendar year, CUBIST shall provide to AMRI an annual project status report of the development and registration of each CUBIST Derivative Product. All such reports by CUBIST shall be treated as Confidential Information of CUBIST and shall be subject to the restrictions imposed under Section 11.2. In no event will CUBIST be required to provide structural information of such CUBIST Derivative Product.

5.3                                 Remedy

AMRI shall have the right to terminate this Agreement in its entirety by written notice to CUBIST if CUBIST (i) has not filed an IND for a

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CUBIST Product within five (5) years of the Effective Date (ii) has not initiated a Phase II clinical trial for a CUBIST Product within seven (7) years of the IND filing or (iii) has not initiated a Phase III clinical trial for a CUBIST Product within seven (7) years of the completion of a Phase II clinical trial.

6.                                       FEE; MILESTONE PAYMENTS AND ROYALTIES.

6.1                                 Milestone Payments by CUBIST. CUBIST shall pay AMRI each of the following non-refundable and non-creditable milestone payments the first time that each milestone is achieved for a CUBIST Product, whether achieved by CUBIST, its Affiliates, its Sublicensee or distributor:

(a)                                  [*] upon initiation of the first Phase I clinical study;

(b)                                 [*] upon commencement of the first Phase III clinical trial or the equivalent thereof in any Major Market;

(c)                                  [*] upon the first filing for regulatory approval in any Major Market;

(d)                                 [*] upon the first receipt of regulatory approval in any Major Market;

(e)                                  In the event that any of the milestones of Section 6.1(a)-(d) are achieved and one or more preceding milestone payments have not been made, then the payment required by the preceding milestone(s) shall also be paid at the same time. Cubist shall be obligated to pay each of milestone payments (a) through (d) only once.

6.2                                 Royalties. In partial consideration of the rights and licenses granted by AMRI to CUBIST under this Agreement, during the Royalty Term, CUBIST shall pay to AMRI a royalty on Net Sales of CUBIST Products as follows:

(a)                                  Royalties on Net Sales of AMRI Derivative Products

(i)                                     [*] of aggregate Net Sales up to [*] dollars;

(ii)                                [*]* of aggregate Net Sales over [*] dollars.

(b)                                 CUBIST will pay to AMRI a royalty of [*] of Net Sales of CUBIST Derivative Products.

In calculating the royalty due under this Section 6.2 with respect to Net Sales of CUBIST Products during any period of less than a calendar

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year, the foregoing thresholds for a calendar year Net Sales shall be prorated in accordance with the duration of such period.

6.3                                 Obligation to Pay Royalties. The obligation to pay royalties to AMRI under this Section 6 is imposed only once with respect to the same unit of CUBIST Product regardless of the number of patents pertaining thereto. In the case where the CUBIST Product is to be resold, there shall be no obligation to pay royalties to AMRI under this Section 6 on sales of CUBIST Products between CUBIST and its Affiliates or between any of them and its distributor, co-marketer or Sublicensee, but in such instances the obligation to pay royalties shall arise upon the resale based on Net Sales of the reseller.

7.                                       REPRESENTATIONS AND WARRANTIES.

7.1                                 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the date of this Agreement, such Party is duly organized and validly existing and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof. Additionally, AMRI and CUBIST each represents and warrants that its employees and agents have an obligation to assign all rights in any intellectual property to AMRI or CUBIST, respectively.

7.2                                 UNLESS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER AMRI NOR CUBIST MAKES ANY OTHER REPRESENTATION OR WARRANTY HEREUNDER AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE OR WITH RESPECT TO THE VALIDITY, ENFORCEABILITY, OR PATENTABILITY OF PATENTS OR THAT CUBIST PRODUCT WILL NOT INFRINGE PATENT RIGHTS OF A THIRD PARTY.

8.                                       PAYMENTS AND REPORTS.

8.1                                 Royalty Payments. All royalty payments due hereunder shall be paid [*] within [*] days of the end of each [*]. Each such payment shall be accompanied by a statement, CUBIST Product by CUBIST Product and country-by-country (unless otherwise mutually agreed in writing by the parties), of the amount of gross sales used in calculating Net Sales, the calculation of Net Sales and the units of CUBIST Product sold during such [*], the amount of royalties due on such Net Sales, the conversion rates used in converting to United States Dollars and any other information

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reasonably requested by AMRI to enable AMRI to determine amounts it is owed hereunder.

8.2                                 Mode of Payment. CUBIST shall make all payments required under this Agreement as directed by AMRI from time to time in United States Dollars. Whenever conversion from any foreign currency shall be required, such conversion shall be at the average rate of exchange for the last twenty (20) business days of the applicable calendar quarter as published in the Wall Street Journal, New York edition.

8.3                                 Records Retention. CUBIST and its Affiliates and its Sublicensees, distributors and co-marketers shall keep complete and accurate records pertaining to the sale of CUBIST Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit AMRI to confirm the accuracy of royalty payments due hereunder.

8.4                                 Audit Request. At the request and expense (except as provided below and no more than once each calendar year) of AMRI, CUBIST and its Affiliates and its Sublicensees, distributors and co-marketers shall permit an independent, certified public accountant jointly selected by AMRI and CUBIST, at reasonable times and upon reasonable notice, to examine those records and all other material documents directly relating to, or directly relevant to, Net Sales of Cubist Product in the possession or control of CUBIST and/or its Affiliates or its Sublicensees, distributors and co-marketers, for a period of three years after such royalties have accrued. Said accountant shall sign an appropriate confidentiality agreement with CUBIST, and shall not disclose to AMRI any information other than information directly relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. If, as a result of any inspection of the books and records of CUBIST or its Affiliates or its Sublicensees, distributors and co-marketers it is shown that Cubist underpaid by more than 7%, Cubist will pay for the costs associated with the audit. Prompt adjustments shall be made by the Parties to reflect any underpayment or overpayment determined to have been made as a result of such audit.

8.5                                 Taxes. In the event that CUBIST is required by the revenue authorities in any country to withhold any tax, such amount shall be deducted from the royalty or other payment to be made by CUBIST, and CUBIST shall notify AMRI and promptly furnish AMRI with copies of any tax certificate or other documentation evidencing such withholding. Each

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Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect.

9.                                       INTELLECTUAL PROPERTY.

9.1                                 Ownership of Inventions. Ownership of inventions shall be determined in accordance with U.S. Patent Laws; inventions shall be licensed as set forth in Article 4.

9.2                                 Research Patents. In the event that a Research Patent is jointly owned by both AMRI and Cubist, neither party may license such patent without obtaining the prior written consent of the other.

9.3                                 Patent Filing, Maintenance and Prosecution.

(a)                                  Research Patents claiming Derivatives only.  CUBIST shall file, prosecute and maintain Research Patents claiming AMRI Derivatives at CUBIST’s cost and expense through patent counsel selected by CUBIST, and CUBIST shall provide AMRI copies of all documentation relating to such patent activities, with sufficient time for AMRI to review and provide comments thereto. CUBIST shall disclose to AMRI the complete texts of all such patents and patent applications filed by CUBIST, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Research Patents. AMRI shall have the right to review such pending applications and other proceedings and make recommendations to CUBIST concerning them and their conduct. AMRI and its employees agree to cooperate with CUBIST in taking all steps which CUBIST believes reasonably necessary or desirable to secure its rights on this property at CUBIST’s cost.

CUBIST shall give [*] days prior written notice to AMRI of any intent to cease prosecution and/or maintenance of any Research Patents and, in such case, on a county-by-country basis, shall permit AMRI, at its sole discretion, to continue prosecution or maintenance at its own expense. If AMRI elects to continue such prosecution or maintenance, AMRI shall notify CUBIST within such [*] day period, and CUBIST shall execute such documents and perform such acts as may be reasonably requested by AMRI to assign all of CUBIST’s right, title and interest in and to such Research Patents to AMRI and CUBIST’s license to such Research Patents shall terminate.

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(b)                                 Research Patents claiming Derivatives and Processes. In the event that Research Patents claim AMRI Process Technology or other processes for making AMRI Derivatives, in addition to AMRI Derivatives, the patents shall be filed, prosecuted and maintained by patent counsel selected jointly by Cubist and AMRI, and the parties shall share equally all costs associated therewith, unless otherwise agreed in writing by the parties. Such patent counsel shall represent both AMRI and Cubist.

(c)                                  AMRI Background Patents and AMRI Process Technology. Except as set forth in (b) above, AMRI shall file, prosecute and maintain patents in AMRI Background Patents, and AMRI Process Technology licensed to CUBIST hereunder. AMRI shall provide CUBIST copies of all documentation relating to such patent activities.

9.4                                 Infringement Actions. Each of AMRI and/or CUBIST shall promptly notify the other in writing of any alleged or threatened infringement of any patents licensed hereunder, or of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. In the event of the institution of any suit by a Third Party against CUBIST, its Affiliates or its Sublicensees for patent infringement involving the use, sale, distribution or marketing of any CUBIST Product, CUBIST shall defend such action at its own expense. CUBIST shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion. During the pendency of such action, all royalties due hereunder shall continue to be paid by CUBIST. CUBIST shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by CUBIST with such Third Party.

In the event a Third Party allegedly infringes an Research Patents which do not have claims to an AMRI Derivative, then AMRI shall have the first right to prosecute such action at its own expense and represented by counsel of its own choice. In the event a claim in a Research Patent directed to an AMRI Derivative is infringed, then Cubist shall have the right to participate in such action represented by counsel of its own choice and at its own expense.

Both Cubist and AMRI agree to cooperate fully with each other in the event of any of offensive or defensive litigation.

10.                                 INDEMNIFICATION.

10.1                           By CUBIST. CUBIST shall indemnify and hold AMRI and its directors, officers, employees, shareholders and agents, harmless from and

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against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) directly arising out of or directly resulting from the development, manufacture, use, distribution or sale of any CUBIST Product by CUBIST, its Affiliates, distributors, co-marketers or Sublicensees or any person or entity that prepares or manufactures CUBIST Product or AMRI Derivatives or CUBIST Derivatives for or on behalf of any, of the foregoing or any person or entity who receives or obtains (directly or indirectly) CUBIST Product or AMRI Derivatives from any of the foregoing, except those losses which arise out of the gross negligence or intentional misconduct of AMRI.

10.2                           By AMRI. AMRI shall indemnify and hold CUBIST and its directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) directly arising out of or directly resulting from work performed by AMRI pursuant to the Research Program, except those losses which arise out of the gross negligence or intentional misconduct of CUBIST and except for those losses as to which AMRI is indemnified pursuant to Section 10.2.

10.3                           Costs of Enforcement.                          As the Parties intend complete indemnification, the indemnifying Party shall also reimburse all costs and expenses of enforcing any provision of this Section 10.

10.4                           Conditions to Indemnification. A person or entity that intends to claim indemnification under this Section (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of

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any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

10.5                           Any and all licensees of CUBIST, with respect to CUBIST Product, shall agree to the same indemnity as in Section 10.1 of this Agreement and AMRI shall be made a Third Party beneficiary thereof with the right of enforcement.

11.                                 CONFIDENTIALITY.

11.1                           Confidentiality and Exceptions.

(a)                                  Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, AMRI agrees that, it, its Affiliates and its Sublicensees, if any, shall use reasonable efforts to keep, and to ensure that their officers and directors keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by CUBIST, its Affiliates or its Sublicensees, if any, except to the extent that it can be established by AMRI by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default by AMRI with respect to its confidentiality obligations hereunder; (ii) was already known to AMRI as evidenced by prior written documents in its possession; (iii) is disclosed to AMRI by a Third Party who is not in default of any confidentiality obligation to CUBIST; or (iv) is independently developed by or for AMRI without reference to or reliance upon the information furnished by CUBIST (“Confidential Information”). Information disclosed by one Party to the other shall remain the property of the disclosing Party unless otherwise specified in this Agreement.

(b)                                 Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, CUBIST agrees that, it, its Affiliates and its Sublicensees, if any, shall use reasonable efforts to keep, and to ensure that their officers and directors keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by AMRI, or its Affiliates, if any, except to the extent that it can be established by CUBIST by competent proof that such information: (i) is or hereafter becomes generally available

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to the public other than by reason of any default by CUBIST with respect to its confidentiality obligations hereunder, (ii) was already known to CUBIST as evidenced by prior written documents in its possession; (iii) is disclosed to CUBIST by a Third Party who is not in default of any confidentiality obligation to AMRI; or (iv) is independently developed by or for AMRI without reference to or reliance upon the information furnished by AMR1 (“Confidential Information”). Information disclosed by one Party to the other shall remain the property of the disclosing Party unless otherwise specified in this Agreement:

11.2                           Notwithstanding the foregoing, the Parties may disclose Confidential Information (i) to governmental authorities to facilitate the issuance of marketing approvals for a CUBIST Product, provided that reasonable measures shall be taken to assure confidential treatment of such information, provided the non-disclosing party is given prior written notice of such disclosure, (ii) to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing, development, external testing, marketing, clinical trials and licensing or potential licensing of CUBIST Product in accordance with this Agreement; and (iii) to comply with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information under (i)-(iii) above, it will to the extent practicable, give reasonable advance notice to the other Party of such disclosure requirement and, will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

11.3                           The obligations of this Section 11 shall terminate [*] after the termination of this Agreement.

12.                                 TERM; TERMINATION.

12.1            Term

This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

(a)                                  As to each CUBIST Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such CUBIST Product in such country.

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(b)                                 This Agreement shall expire in its entirety upon the termination of the Royalty Term with respect to all CUBIST Products in all countries in the Territory.

12.2                           Notwithstanding the foregoing, CUBIST shall have the right to terminate the Agreement at any time upon sixty (60) days prior written notice to AMRI, provided that CUBIST pays all amounts for work performed prior to the effective date of the termination.

12.3                           Breach.

(a)                                  Failure by either Party to comply with any of its material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days (thirty (30) days in the event of a default with respect to an obligation to pay money) after receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as provided in this Section 12.3, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

(b)                                 An election of remedy by a Party for a material breach of this Agreement under this Section 12.3 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 12.3 as to any material breach on another occasion.

12.4                           Effect of Expiration or Termination.

(a)                                  Following expiration of this Agreement under Section 12.1 with respect to a CUBIST Product in a country, CUBIST shall have the royalty-free, perpetual right to manufacture, have manufactured, use and sell such CUBIST Product in such country under the license granted pursuant to Section 4.1(a) of this Agreement.  Following expiration of the term of this Agreement in its entirety under Section 12.2, CUBIST shall have the royalty-free, perpetual right to continue to manufacture, have manufactured use and sell all CUBIST Products in all countries so long as CUBIST continues to pay the royalties and milestones provided for herein.

(b)                                 In the event that this Agreement is terminated by AMRI under Section 12.3 as a result of CUBIST’s failure to make payments owed to

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AMRI, or under Section 5.3, CUBIST will grant AMRI a first right to negotiate an exclusive, worldwide, royalty-bearing license to make, have made, use, sell, offer to sell and import CUBIST Products containing AMRI Derivatives throughout the world, including a right to sublicense a Third Party(ies).

12.5                           Either Party may terminate this Agreement, if, at any time, the other Party becomes insolvent or the other Party shall file in any court or agency pursuant to any statute or regulation of a country in the Territory a petition of bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver of trustee of the other Party or of its assets or if the other Party proposes a written agreement of composition or extension of its debts or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, or if the other party shall make an assignment for the benefit of its creditors.  Notwithstanding the bankruptcy of AMRI or the impairment of performance of AMRI of its obligations under this section, CUBIST shall be entitled to retain the licenses granted herein, provided it continues to comply with its obligations to AMRI hereunder.

12.6                           Accrued Rights, Surviving Obligations.

(a)                                  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b)                                 Termination, relinquishment or expiration of this Agreement shall not terminate CUBIST’s obligation to pay all royalties and other payments that shall have accrued prior to such termination.  All of the Parties’ rights and obligations under Sections 4.1 (b) and (c), 6.1, 6.2, 6.3, 8.1, 8.2, 8.3, 8.4, 8.5, 9.1, 9.2, 12.4(b), 12.6 and Articles 10, 11 and 14 shall survive termination, relinquishment or expiration hereof.

12.7                           This Agreement may not be terminated by either Party except as specifically provided in this Section 12.

13.                                 FORCE MAJEURE.

13.1                           Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in

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breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; acts of regulatory or medical advisory groups to the extent that it is beyond the control of a Party; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of pubic utilities or common carriers. In such event CUBIST or AMRI, as the case may be, shall immediately notify the other Party of such inability and ability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled, provided, that the Parry giving such notice exerts reasonable efforts to resume such performance.

14.                                 MISCELLANEOUS.

14.1                           Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

14.2                           Assignment. Neither Party shall, be entitled to assign its rights hereunder without the express written consent of other Party hereto, which consent shall not be unreasonably withheld, except that both CUBIST and AMRI may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses (or that portion thereof to which this Agreement relates) or in the event of their respective merger or consolidation or similar transaction. CUBIST may assign this Agreement to an Affiliate but such assignment shall not relieve CUBIST of its obligations hereunder. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement in which case the Agreement will inure to the benefit of such successors and assigns.

14.3                           Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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14.4                           Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)                                  In the case of CUBIST, to:

Alan Watson, Ph.D, MBA
Senior Vice President, Corporate Development Cubist
Pharmaceuticals
24 Emily Street Cambridge, MA 02139 With a copy to:
Contract Manager

(b)                                 In the case. of AMRI, to:

Mr. David P. Waldek, CPA
Chief Financial Officer
Albany Molecular Research, Inc.
PO Box 15098
21 Corporate Circle
Albany, NY 12212-5098

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

14.5                           Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

14.6                           Exclusivity. AMRI expressly acknowledges that the during the term of this Agreement, as a result of the exclusive licenses granted to CUBIST hereunder, AMRI shall not have the right, directly or indirectly,

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itself or through or in connection with any Third Party, to conduct research, develop, make or market AMRI Derivatives, CUBIST Derivatives or daptomycin. AMRI further agrees that for a period of 3 years after the termination of this Agreement, it shall not directly or indirectly conduct research, develop, make or market AMRI Derivatives, CUBIST Derivatives or daptomycin. CUBIST expressly acknowledges that nothing in the terms of this Agreement shall prevent AMRI from utilizing AMRI Background Patents AMRI Process Technology, or Research Patents in any manner for compounds which are not AMRI Derivatives or CUBIST Derivatives.

14.6                           Public Announcements. Except as required by law, rule or regulation (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by AMRI are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required or desired public announcement the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Once the text is approved, either Party may disclose the substance of that which has been previously disclosed to the public.

14.7                           Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the  future, or of any subsequent. breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.8                           Compliance with Law. CUBIST and AMRI agree to comply with all applicable laws, rules and regulations with respect to their activities under this Agreement.

14.9                           Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the

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remainder of this Agreement and the parties shall negotiate, in good faith, a new provision which will, as closely as possible, carry out the intentions of the parties provided for in the invalidated provision. If such agreement is not reached in sixty (60) days, the affected Party(ies) may terminate this Agreement.

14.10                     Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.11                     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. In the event that either Party desires to initiate litigation with respect to this Agreement, such litigation shall be conducted in an appropriate court in the Commonwealth of Massachusetts to the extent possible.

14.12                     Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

14.13                     Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

14.14                     Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.15                     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

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ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Thomas D’Ambra
Name:	Thomas D’Ambra
Title:	Chairman and CEO

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Alan Watson
Name:	Alan Watson
Title:	Sr Vice President

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